Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
YUKON NEW PARENT, INC.
I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this certificate of incorporation and do hereby certify as follows:
FIRST. The name of the corporation is Yukon New Parent, Inc.
SECOND. The address of the corporation’s registered office in the State of Delaware is 108 W. 13th Street, Suite 100, Wilmington, Delaware 19801. The name of its registered agent at such address is Vcorp Services, LLC.
THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.001 per share, and are to be of one class.
FIFTH. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS

Daniel B. Wolfe	7 N. Willow Street, Suite 4B
Montclair, NJ 07042
SIXTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.
EIGHTH. To the fullest extent permitted under the DGCL, including, without limitation, the provisions of Section 102(b)(7) of the DGCL, as now in effect and as it may from time to time hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation automatically shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
NINTH. Each person who is or was or had agreed to become a director or officer of the corporation, and each such person who is or was serving or who had agreed to serve at the request of the corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified and advanced expenses by the corporation to the fullest extent permitted from time to time by applicable law; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer from which there is no further appeal establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Any undertaking by or on behalf of such person to repay such amount shall be consistent with the provisions of applicable law. Notwithstanding the foregoing, except with respect to a suit to enforce rights to indemnification or advancement of expenses under this Article IX, the corporation shall be required to indemnify a director or officer under this Article IX in connection with any suit (or part thereof) initiated by such person only if such suit (or part thereof) was authorized by the Board of Directors. Any repeal or modification of this paragraph shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.
TENTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
ELEVENTH. To the maximum extent permitted from time to time under the law of the State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the corporation. No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.
TWELFTH. The corporation expressly elects not to be governed by Section 203 of the DGCL.
The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on the 7th day of January, 2025.

/s/ Daniel B. Wolfe
Daniel B. Wolfe
Incorporator

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